Exhibit (11) Statement Re: Computation of Per Share Earnings



                                         Year Ended
                                         December 31
                                     --------------------
                                       1996       1995
                                     ---------  ---------
                                        (In thousands)


     Fully diluted
       Average shares
         outstanding..............      3,662     2,787
       Net effect of
         dilutive stock
         options- Based
         on the treasury
         stock method
         using year-end
         market price.............         93        33
                                     --------  --------
       Total......................      3,755  $  2,820
                                     ========  ========
       Net income.................   $ 14,371  $ 11,820
                                     ========  ========
       Per share amount...........   $   3.83  $   4.19
                                     ========  ========

Note:
  The above dilution is less than 3% or anti-dilutive, thus earnings per share are based on the average shares outstanding.